SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K


 CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 1995


Central Fidelity Banks, Inc_
(Exact name of registrant as specified in charter)


Virginia			         54-1091649
(State or other jurisdiction of            (I.R.S. Employer
 ncorporation or organization)          Identification No.)


1021 East Cary Street, Richmond, Virginia    23219_
 (Address of principal executive offices)    Zip Code)

(804) 782-4000
(Registrant's telephone number, including area code)

Item 5. Other Events

Central Fidelity Banks, Inc., announced today that it will acquire the
 Virginia branches and assume the Virginia deposits of Household Bank, f.s.b. ("Household"), a subsidiary of Household International, headquartered in Chicago, Illinois. An immaterial amount of Household's Virginia loans will also be acquired in the transaction.

This transaction includes approximately $465 million in deposits
(as of January 31, 1995) and 14 offices located in Northern Virginia in the City of Alexandria and Arlington and Fairfax Counties.
 The transaction is expected to be consummated in early June 1995.

Central Fidelity will pay Household a premium of 8% on all deposits acquired as of the closing date of the transaction. It is expected that this transaction will not have a material impact on Central Fidelity's 1995 operating results.

SIGNATURES


	Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Central Fidelity Banks, Inc.
 (Registrant)



Date: February 7, 1995               /s/ James F. Campbell
James F. Campbell
Senior Vice President & Controller

									Exhibit 28

News Release				  Central Fidelity
Central Fidelity Banks, Inc.		For Release:		Immediately
Post Office Box 27602
Richmond, Virginia  23261-7602 Information Contact:Charles W. Tysinger
							 Chief Financial Officer
							 (804) 697-7038

							 Susan Lawrence Mistr
							 Public Relations Manager
							 (804) 697-7261

February 7, 1995


CENTRAL FIDELITY ACQUIRES VIRGINIA DEPOSITS
 AND BRANCHES OF HOUSEHOLD BANK


Richmond, VA -- Central Fidelity Banks, Inc., (NASDAQ-CFBS) announced today that it will acquire the Virginia branches and deposits of Household Bank, a subsidiary of Household
International.

This transaction includes approximately $465 million in deposits
(as of January 31, 1995) and 14 offices located in Northern Virginia in Arlington, Alexandria and Fairfax county. The transfer of accounts is scheduled for early June.

Central Fidelity will pay Household a market premium on all deposits acquired. This transaction is expected to have a positive impact on Central Fidelity's 1995 operating results.

"This expansion is part of our core operating philosophy to remain a Virginia-only independent bank," said Central Fidelity Chairman and Chief Executive Officer Lewis N. Miller, Jr. "Our strategy is to grow within Virginia's borders. With this acquisition we will increase the number of offices we now have servicing Northern Virginia to 50 offices. We look forward to serving all of Household's customers."

Central Fidelity Banks, Inc. is Virginia's third largest bank holding company with $10 billion in assets and 230 offices throughout the state.